Exhibit 99(a)

July 9, 2009

Magellan GP, LLC

c/o Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, OK 74172

Attention:	Conflicts Committee of the Board of Directors (“Conflicts Committee”)

Re:	Amendment No. 2 to Registration Statement on Form S-4 of Magellan Midstream Partners, L.P. (“MMP”) (File No. 333-158444), filed on July 13, 2009 (the “Registration Statement”)

Dear Members of the Committee:

Reference is made to our opinion letter, dated March 3, 2009, with respect to the fairness from a financial point of view to the holders of limited partner interests in MMP (other than affiliates of MMP who are holders of limited partner interests in Magellan Midstream Holdings, L.P. (“MGG”)) of the Transformation (as defined therein) to be effected pursuant to the Agreement Relating to Simplification of Capital Structure, dated as of March 3, 2009, by and among MMP, Magellan GP, LLC, MGG and Magellan Midstream Holdings GP, LLC (the “Simplification Agreement”).

The foregoing opinion letter was provided for the information and assistance of the Conflicts Committee in connection with its consideration of the transactions contemplated in the Simplification Agreement and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that MMP has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinion of the MMP Conflicts Committee’s Financial Advisor,” “Summary—Interests of Certain Persons in the Simplification,” “Risk Factors—Risks Related to the Simplification and Related Matters,” “Special Factors—Recommendation of the MMP Conflicts Committee and Its Reasons for the Simplification,” “Special Factors—Financial Projections Provided to Financial Advisors,” “Special Factors—Opinion of Tudor, Pickering, Holt & Co.—Financial Advisor to the MMP Conflicts Committee,” “The Simplification Agreement—Representations and Warranties,” “Interests of Certain Persons in the Simplification—Interests of the Executive Officers and Directors in the Simplification” and to the inclusion of the foregoing opinion as an annex to the joint proxy statement/prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.

By:	/s/ Edward J. Guay
	Name:	Edward J. Guay
	Title:	CEO